Obesity expert joins VMC leadership team

May 16, 2008

Roger Cone, Ph.D.
by Lynne Hutchison

Roger Cone, Ph.D., has been named chair of Vanderbilt's Department of Molecular Physiology and Biophysics, effective Aug. 15.

Cone comes to Vanderbilt from Oregon Health and Science University, where he is director of the Center for the Study of Weight Regulation and is a senior scientist at the Vollum Institute.

“Dr. Cone emerged as the top candidate in our national search,” said Jeffrey Balser, M.D., Ph.D., associate vice chancellor for Research and interim dean of Vanderbilt University School of Medicine. “We believe he will lead the department into a bright future, and we are honored that he has accepted the position.”

Cone succeeds Alan Cherrington, Ph.D., leader of the department since 1998. In 2007 Cherrington became the Jacquelyn A. Turner and Dr. Dorothy J. Turner Chair in Diabetes Research and began full-time studies into the metabolic abnormalities associated with diabetes.

“I am thrilled to be assuming the post of chairman of Molecular Physiology and Biophysics,” said Cone. “This department has a distinguished academic history, including the Nobel Prize-winning work of Earl Sutherland and a top ranking in physiology in the U.S. I look forward to working with my colleagues at Vanderbilt to continue this tradition of excellence.”

A highly respected investigator, Cone discovered the melanocortin system, a critical central circuit in energy homeostasis. His work on melanocortin receptors also identified the first endogenous antagonist of a G protein-coupled receptor, the first constitutively activated hormone receptors, and the molecular basis underlying certain color variation in mammals.

Studies from Cone's lab have identified the melanocortin system as one of the mechanisms responsible for integrating information about energy intake and expenditure. Based on his findings, a defective melanocortin system has been identified as the most common cause of severe early-onset obesity in humans.

“Dr. Cone's background is the perfect match to assist our many departments and centers as they develop interdisciplinary programs at Vanderbilt,” Balser said.

In addition to his duties as chair, Cone will collaborate with the Vanderbilt Diabetes Center and other centers and departments to help develop a comprehensive obesity research program at Vanderbilt.

“I look forward to the challenge to not only address the outstanding scientific issues in obesity and diabetes, but also to help improve the health of all Tennesseans,” said Cone.

“We are thankful for the strong leadership of Dr. Alan Cherrington,” said Michael Waterman, Ph.D., chair of the Department of Biochemistry, who headed the search committee. “Dr. Cherrington led the department to excellence in biophysics, cell signaling, human genetics, diabetes and neuroscience. We also are deeply grateful to Dr. Al Beth for his outstanding service as interim department chair.”